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                                                                    EXHIBIT 10.6

                            INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of January 31, 2007, between ENSTAR GROUP LIMITED (formerly known as Castlewood Holdings Limited), a company organized under the laws of Bermuda (the "Company"), and JOHN J. OROS ("Indemnitee").

                                     RECITAL

      The Second Amended and Restated Bye-Laws of the Company, as may be amended from time to time (the "Bye-Laws") contain provisions indemnifying the Company's directors and officers with respect to certain liabilities and expenses. Indemnitee is currently serving as a director of the Company's Board of Directors (the "Board"), and the Board has determined that it is in the best interests of the shareholders of the Company for the Company to provide Indemnitee with additional assurance of protection against personal liability pursuant to and in furtherance of the Bye-Laws, as provided in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recital and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

      1. Indemnification.

           (a) The Company shall hold harmless and indemnify and reimburse Indemnitee against all liabilities, costs, expenses (including without limitation, investigation expenses and expert witnesses' and attorneys' fees), judgments, penalties, fines, excise taxes, interest and amounts paid or to be paid in settlement in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or proceeding (collectively, a "Proceeding"), in which Indemnitee was or is a party or a witness, or is threatened to be made a party or a witness, including without limitation, actions by or in the right of the Company, whether civil, criminal, administrative, regulatory or investigative, by reason that, either before or after the date hereof, Indemnitee is or was a director, officer, employee, agent, fiduciary, or other representative of the Company, or is or was serving while a director, officer, employee, agent, fiduciary, or other representative of the Company at the request of the Company as a director, officer, employee, agent, fiduciary, or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise ("Indemnified Position"). Notwithstanding anything to the contrary set forth in this Agreement, the term "Proceeding" shall not include any action or proceeding commenced by Indemnitee, other than (i) mandatory counterclaims, (ii) affirmative defenses, (iii) as permitted by the Company and (iv) actions or proceedings to enforce the terms of this Agreement.

           (b) If Indemnitee is entitled under this Agreement to indemnification by the Company for a portion of the Indemnified Amounts (defined below) but not for the total

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 amount thereof, the Company shall nevertheless
indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

            (c) The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation of any kind or nature on Indemnitee without Indemnitee's prior written consent.

      2. Limitations on Indemnification. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification under
Section 1:

            (a) if the claim, obligation or liability with respect to which indemnity is sought shall have been determined by a court of competent jurisdiction, by a final, nonappealable judgment or decree, to have resulted from Indemnitee's fraud or dishonesty;

            (b) if a court of competent jurisdiction shall determine, by a final, nonappealable judgment or decree, that such indemnity is prohibited under applicable law;

            (c) on account of any suit in which judgment is rendered for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any U.S. federal or state statutory law or any Bermuda statutory law; or

            (d) on account of any suit brought against Indemnitee for misuse or misappropriation of non-public information, or otherwise involving Indemnitee's status as an "insider" of the Company, in connection with any purchase or sale by Indemnitee of securities of the Company, and judgment is rendered against Indemnitee in such suit.

      3. Other Indemnification Arrangements. The Company's purchase, establishment and maintenance of insurance or similar protection or other arrangements, including, but not limited to, the Bye-Laws, providing a trust fund, letter of credit or surety bond (collectively, "Indemnification Arrangements") on behalf of Indemnitee against any liability asserted against him or her or incurred by or on his or her behalf in his or her Indemnified Position, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Agreement or under applicable law, shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any Indemnification Arrangement. All amounts payable by the Company pursuant to this Section 3 or Section 1 are referred to as "Indemnified Amounts."

      4. Advance Payment of Indemnified Amounts.

            (a) Subject to Section 4(b), Indemnitee hereby is granted the right to receive in advance of a final, nonappealable judgment or other final, nonappealable adjudication of a Proceeding the amount of any and all expenses, including, without limitation, attorney's

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fees, expended or incurred by Indemnitee in connection with any Proceeding (such amounts so expended or incurred, "Advanced Amounts").

            (b) In making any request for Advanced Amounts, Indemnitee shall submit to the Company an undertaking by or on behalf of Indemnitee to repay the Advanced Amounts if it shall ultimately be determined in a final, nonappealable judgment or decree that he or she is not entitled to be indemnified by the Company. The undertaking shall be in the form attached hereto as Exhibit A. The Company shall pay to Indemnitee without the need for action by the Board Advanced Amounts within five days of its receipt of appropriate documentation and information evidencing the Advanced Amounts provided that Indemnitee has previously provided the Company with the undertaking required to be provided by Indemnitee pursuant to this Section 4(b).

      5. Procedure for Payment of Indemnified Amounts.

            (a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request for payment of the appropriate Indemnified Amounts, with such documentation and information to accompany such request as is reasonably available to Indemnitee and reasonably necessary for the Company to determine whether and to what extent Indemnitee is entitled to indemnification.

            (b) The Company shall pay Indemnitee the Indemnified Amounts unless it is established that Indemnitee has not met any applicable standard of conduct required in this Agreement or applicable law. For purposes of determining whether Indemnitee is entitled to Indemnified Amounts, in order to deny indemnification to Indemnitee, the Company shall have the burden of proof in establishing that Indemnitee did not meet the applicable standard of conduct required to qualify for indemnification. In this regard, a termination of any Proceeding by judgment, order, plea of nolo contendere, settlement or conviction shall not create a presumption that Indemnitee did not meet the applicable standard of conduct required to qualify for indemnification.

            (c) Any determination that Indemnitee has not met the applicable standard of conduct required to qualify for indemnification shall be made either
(i) by the Board by a unanimous vote of all directors who were not parties to the Proceeding or (ii) by independent legal counsel (who may be the outside counsel regularly employed by the Company, so long as it has not advised any party in the subject matter of the Proceeding or the Proceeding itself) approved in advance in writing by both the highest ranking executive officer of the Company who is not party to the Proceeding and by Indemnitee. The fees and expenses of counsel in connection with making the determination contemplated hereunder shall be paid by the Company, and, if requested by such counsel, the Company shall give such counsel an appropriate written agreement with respect to the payment of their fees and expenses and such other matters as may be reasonably requested by such counsel.

            (d) The Company shall use its best efforts to conclude as soon as practicable (but in no event later than 60 days from the date of Indemnitee's request for indemnification pursuant to Section 5(a)) any requested determination pursuant to Section 5(c) and shall promptly advise Indemnitee in writing with respect to any determination that

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Indemnitee is or is not entitled to indemnification, including a reasonably detailed description of any reason or basis for which indemnification has been denied. Payment of any applicable Indemnified Amounts shall be made to Indemnitee within five days after any determination of Indemnitee's entitlement to indemnification.

            (e) Notwithstanding the foregoing, at any time after 30 days after Indemnitee's request for indemnification pursuant to Section 5(a) (or upon receipt of written notice that a claim for Indemnified Amounts has been rejected, if earlier), and before three years after a claim for Indemnified Amounts has been delivered by Indemnitee to the Company, Indemnitee may petition a court of competent jurisdiction to determine whether Indemnitee is entitled to indemnification under the provisions of this Agreement, and such court shall thereupon have the exclusive authority to make such determination unless and until the court dismisses or otherwise terminates the action without having made such determination. The court shall, as petitioned, make an independent determination of whether Indemnitee is entitled to indemnification as provided under this Agreement, irrespective of any prior determination made by the Board or independent counsel and without being provided or having evidence or testimony regarding any such prior determination. If the court determines that Indemnitee is entitled to indemnification as to any claim, issue or matter involved in the Proceeding with respect to which there has been no prior determination pursuant to this Agreement or with respect to which there has been a prior determination that Indemnitee was not entitled to indemnification hereunder, the Company shall pay all expenses, including attorneys' fees, actually incurred by Indemnitee in connection with obtaining such judicial determination, as well as Indemnified Amounts relating thereto.

            (f) Nothing set forth in this Section 5 shall limit or affect the timing or amount, or the right of Indemnitee to payment, of any Advanced Amounts pursuant to Section 4.

      6. Agreement Not Exclusive: Subrogation Rights, etc.

            (a) This Agreement shall not be deemed exclusive of and shall not diminish any other rights Indemnitee may have to be indemnified, insured or otherwise protected against any liability, cost, expense (including, without limitation, investigation expenses and expert witnesses and attorney's fees), judgment, penalty, fine, excise tax, interest or amount paid or to be paid in settlement by the Company, any subsidiary of the Company, or any other person or entity under any memorandum of association, charter, bylaw, law, agreement, policy of insurance or similar protection, vote of shareholders or directors, disinterested or not, or otherwise, whether or not now in effect, both as to actions in Indemnitee's official capacity with the Company, and as to actions in another capacity while holding such office, including Indemnitee's right to contribution as may be available under applicable law. The Company's obligations to make payments of Indemnified Amounts hereunder shall be satisfied to the extent that payments with respect to the same Proceeding (or part thereof) have been made to or for the benefit of Indemnitee by reason of the indemnification of Indemnitee pursuant to any other arrangement made by the Company for the benefit of Indemnitee.

            (b) If Indemnitee shall actually receive payment from any insurance carrier or from the plaintiff in any Proceeding against Indemnitee in respect of Indemnified Amounts after payments on account of all or part of such Indemnified Amounts have been made

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by the Company pursuant hereto, Indemnitee shall promptly reimburse to the
Company the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Company or pursuant to arrangements made by the Company to Indemnitee exceeds such Indemnified Amounts. Portions, if any, of insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible or co-insurance payments, shall not be deemed to be payments to Indemnitee hereunder. In addition, upon payment of Indemnified Amounts hereunder, the Company shall be subrogated to the rights of Indemnitee receiving such payments (to the extent thereof) against any insurance carrier (to the extent permitted under such insurance policies) or plaintiff in respect of such Indemnified Amounts and Indemnitee shall execute and deliver any and all instruments and documents and perform any and all other acts or deeds that the Company deems reasonably necessary or advisable to secure such rights; provided that the Company reimburses Indemnitee for any costs, expenses or liabilities incurred by it in providing such cooperation. Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by Indemnitee pursuant to the first sentence of this Section 6(b).

      7. Additional Indemnification Rights. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by applicable law, notwithstanding that such indemnification may not be specifically authorized by the other provisions of this Agreement, the Bye-Laws or by statute. If there is any change, after the date of this Agreement, in any applicable law, statute or rule, whether by case law or otherwise, that expands the right of a Bermuda company to indemnify a member of its board of directors, such changes shall be, ipso facto, within the purview of Indemnitee's rights and Company's obligations, under this Agreement. If there is any change in any applicable law, statute or rule that narrows the right of a Bermuda company to indemnify a member of its board of directors, such changes, to the extent not otherwise mandatorily required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties, rights and obligations hereunder.

      8. Insurance.

            (a) If the Company maintains directors and officers liability insurance to protect itself and any of its directors or officers against any expense, liability or loss, and such insurance may cover Indemnitee, such insurance shall cover Indemnitee to at least the same extent as any other director or officer of the Company. If at any point (i) such insurance ceases to cover acts and omissions occurring during all or any part of the period of Indemnitee's Indemnified Position or (ii) neither the Company nor any of its subsidiaries maintains any such insurance, the Company shall ensure that Indemnitee is covered, for at least six years (or such shorter period as is available on commercially reasonable terms) from such point, by other directors and officers liability insurance, in amounts and on terms (including the period of Indemnitee's Indemnified Position) no less favorable (or such other commercially reasonable amounts and terms as are available) to Indemnitee than the amounts and terms of the liability insurance maintained by the Company on the date hereof, provided that such insurance is available on commercially reasonable terms.

            (b) The Company shall give prompt notice of the commencement of a Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

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The Company shall thereafter take reasonable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

      9. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provisions hereof shall be held to be invalid or unenforceable for any reason or under any circumstances, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof or the application of the invalid or unenforceable provision under other circumstances. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

      10. Further Assurances. The parties shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby.

      11. Successors; Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding on and shall inure to the benefit of and be enforceable by the Company's successors and assigns and by Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except for the foregoing persons and entities, nothing in this Agreement, express or implied, is intended to or shall be deemed to confer upon any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any provision of this Agreement. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Company and to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

      12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original (including facsimile signatures), but all such counterparts shall together constitute one and the same instrument.

      13. Corporate Power and Authority; Due Authorization; Valid and Binding Obligation. The Company represents and warrants that (a) it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, (b) this Agreement has been duly authorized, executed and delivered by the Company, (c) upon the execution and delivery of this Agreement by the Indemnitee, this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the execution, delivery and performance of its obligations under this Agreement by the Company does not and will not breach, violate or cause a termination, default or acceleration under its Memorandum of Association or Bye-Laws or any agreement, document,

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instrument, policy (insurance or otherwise), or arrangement to which it is a party or is bound and (e) Indemnitee is relying upon this Agreement in serving in an Indemnified Position.

      14. Specific Performance. It is specifically understood and agreed that any breach or threatened breach of this Agreement by the Company will result in irreparable injury to Indemnitee, that the remedy at law alone will be an inadequate remedy for such breach or threatened breach and that, in addition to any other remedy for such breach or threatened breach, the Indemnitee shall be entitled to enforce the provisions of this Agreement through both temporary and permanent injunctive relief, without the necessity of (a) proving actual damages, but without limitation of the rights to recover such damages and (b) posting a bond or other security.

      15. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing signed by Indemnitee and either the Chairman of the Board or the President of the Company or another officer of the Company specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda, without giving effect to the principles of conflict of laws of that or any other jurisdiction. The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement. All communications under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; (c) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with an internationally recognized overnight courier, specifying two day or prior delivery, with written verification of receipt. All communications under this Agreement to the (i) Company shall be sent to its principal place of business to the attention of the Secretary and (ii) Indemnitee shall be sent to his residential mailing address on file with the Company.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      INDEMNITEE

                                      /s/ John J. Oros
                                      ------------------------------------------
                                      Name: John J. Oros

                                      ENSTAR GROUP LIMITED

                                      By: /s/ Richard J. Harris
                                          --------------------------------------
                                      Name: Richard J. Harris
                                      Title: Chief Financial Officer

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                                                                       Exhibit A

                                     [Date]

[Company name and Address]

Ladies and Gentlemen:

      I have entered into an Indemnification Agreement, made as of January 31, 2007 (the "Indemnification Agreement"), with Enstar Group Limited (formerly known as Castlewood Holdings Limited) (the "Company") pursuant to which I am entitled to advancement of expenses. I understand that the entry into of this undertaking is a condition to the Company's obligations to advance expenses under the Indemnification Agreement.

      Please accept this letter as my undertaking to repay Advanced Amounts (as defined in the Indemnification Agreement) if it shall ultimately be determined in a final, nonappealable judgment or decree that I am not entitled to be indemnified by the Company. I agree to repay any amounts to the Company within fifteen business days of any demand therefore pursuant to this undertaking.

      This undertaking shall survive any termination or rescission of the Indemnification Agreement, unless agreed otherwise by the Company.

      The validity, interpretation, construction and performance of this undertaking shall be governed by the laws of Bermuda, without giving effect to the principles of conflict of laws of that or any other jurisdiction.

                                   Sincerely,